Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

Elys Game Technology, Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Feeds to be Paid	Equity	Common Stock, $0.0001 par value	457	(g)	3,166,227	$0.9475	$3,000,000	0.0000927	$278.10
Carry Forward Securities									—
		Total Offering Amounts			3,166,227	$0.9475	$3,000,000	0.0000927	$278.10
		Total Fees Previously Paid							—
		Total Fee Offsets							—
		Net Fees Due							$278.10

(1)	All of the shares of common stock offered hereby are for the account of Selling Stockholder named herein and consist of 3,166,227 shares issuable upon the exercise of warrants (the “Warrants”). Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional shares of common stock which become issuable by reason of any share dividend, share split, recapitalization or any other similar transaction without receipt of consideration which results in an increase in the number of shares of common stock outstanding.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act based upon the higher of (i) the price at which the warrants may be exercised, which is $0.9475, and (ii) $0.562, the average of the high and low prices for a share of the registrant’s common stock as reported on The Nasdaq Capital Market on August 30, 2022, which date is a date within five business days of the filing of this registration statement.